Exhibit 99


                ConocoPhillips First-Quarter 2006 Interim Update

    HOUSTON--(BUSINESS WIRE)--April 4, 2006--This update is intended to give an overview of market and operating conditions experienced by ConocoPhillips (NYSE:COP) during the first quarter of 2006. The market indicators and company estimates may differ considerably from the company's actual results scheduled to be reported on April 26, 2006.

    Highlights -- First-Quarter 2006 vs. Fourth-Quarter 2005

    --  Exploration and Production

        --  Completed the acquisition of Burlington Resources.

        --  Higher crude oil prices.

        --  Lower U.S. natural gas prices.

        --  Daily production similar to fourth quarter.

    --  Refining and Marketing

        -- Completed the acquisition of the Wilhelmshaven, Germany, refinery.

        --  Lower worldwide refining margins.

        --  Significantly lower worldwide marketing margins.

        -- Worldwide capacity utilization rate in the mid-80-percent range.

        --  Significantly higher turnaround activity.

    --  LUKOIL Investment

        --  Ownership of 17.1 percent at quarter end.

    --  Midstream / Chemicals

        -- Midstream results expected to be lower than previous quarter.

        -- Chemicals results anticipated to be higher than previous quarter.

    --  Corporate

        -- Debt balance of approximately $32.2 billion, reflecting the funding for the acquisition of Burlington Resources.

        --  Cash balance of approximately $3 billion.

    Exploration and Production (E&P)

    The table below provides market price indicators for crude oil and natural gas. The company's actual crude oil and natural gas price realizations may vary from these market indicators due to quality and location differentials, as well as to the effect of pricing lags.

    Market Indicators



                              1Q 2006   4Q 2005  1Q 2006 vs.  1Q 2005
                                                   4Q 2005
----------------------------------------------------------------------
Dated Brent ($/bbl)           $61.75    $56.90       4.85      $47.50
----------------------------------------------------------------------
WTI ($/bbl)                    63.28     59.99       3.29       49.70
----------------------------------------------------------------------
ANS USWC ($/bbl)               60.87     57.87       3.00       44.86
----------------------------------------------------------------------
Henry Hub first of month
 ($/mcf)                        9.01     13.00      (3.99)       6.27
----------------------------------------------------------------------
Source: Platts


    First-quarter production on a barrel-of-oil equivalent (BOE) per day basis, including Syncrude and excluding LUKOIL, is expected to be similar to that of the previous quarter. Expected higher output in Australia, Venezuela and the U.S. Lower 48, is anticipated to be offset by lower production in Alaska, Norway and Nigeria due to unscheduled shutdowns. In addition, ConocoPhillips did not lift production volumes from Libya in the first quarter, resulting in an increase in the company's underlift position.
    The company expects the partial shutdown of the partner-operated Prudhoe Bay field in Alaska to return to production in the second quarter. The Ekofisk field in Norway was shut down for equipment modifications and preventive maintenance and has returned to normal operations. In addition, the partner-operated Ursa field and the company-operated Green Canyon field returned to pre-hurricane production levels. The company expects to lift production from Libya in the second quarter and commence recovery of its underlift position.
    First-quarter exploration expenses are expected to be lower than the previous quarter, at approximately $125 million, primarily due to decreased dry-hole costs and leasehold impairments.
    The company completed its acquisition of Burlington Resources Inc. on March 31. Burlington's portfolio of high-quality, long-life gas reserves complements ConocoPhillips' portfolio and establishes the company as a leading natural gas producer in North America. This acquisition will not impact E&P segment earnings and operating statistics for the quarter.
    The Darwin liquefied natural gas (LNG) facility in Australia commenced production in January, and initial deliveries of LNG to Japan occurred during the quarter. Following the initial ramp-up process in 2006, this facility is anticipated to meet gross contracted sales of approximately 3 million tons of LNG per year for a period of 16 years.

    Refining and Marketing (R&M)

    The table below provides market indicators for regions where the company has significant refining operations. The Weighted U.S. 3:2:1 margin is based on the geographical location and capacity of ConocoPhillips' U.S. refineries. Realized refining margins may differ due to the company's specific locations, configurations, crude oil slates or operating conditions. In addition, the company's refining configuration generally yields somewhat higher distillate volumes and lower gasoline volumes than those implied by the market indicators shown below.

    Market Indicators ($/bbl)



                            1Q 2006    4Q 2005  1Q 2006 vs.  1Q 2005
                                                  4Q 2005
----------------------------------------------------------------------
Refining Margins
----------------------------------------------------------------------
    East Coast WTI 3:2:1       $7.52      $9.32      (1.80)      6.40
----------------------------------------------------------------------
    Gulf Coast WTI 3:2:1        8.28      10.27      (1.99)      6.37
----------------------------------------------------------------------
    Mid-Continent WTI 3:2:1     9.81      11.93      (2.12)      7.92
----------------------------------------------------------------------
    West Coast ANS 3:2:1       18.87      16.29       2.58      19.61
----------------------------------------------------------------------
    Weighted U.S. 3:2:1        10.56      11.69      (1.13)      9.24
----------------------------------------------------------------------
    NW Europe Dated Brent
     3:1:2                     10.18      13.68      (3.50)     11.14
----------------------------------------------------------------------
WTI/Maya differential
 (trading month)               15.61      16.75      (1.14)     17.08
----------------------------------------------------------------------
U.S. Wholesale Gasoline
 Marketing                      0.93       3.98      (3.05)      0.16
----------------------------------------------------------------------

Source: Platts

    Worldwide refining and marketing margins for the first quarter are expected to be lower than the fourth quarter, as indicated in the table above. Narrowing heavy-light crude oil differentials, as well as increased turnaround activity, are expected to further decrease refining margins. Turnaround costs are expected to be approximately $150 million before-tax.
    The company's average crude oil refining capacity utilization rate for the first quarter is expected to be in the mid-80-percent range. Domestically, increased turnaround activity, as well as unplanned downtime, is expected to more than offset the partial restoration of crude throughput at the company's 247,000-barrel-per-day Alliance refinery located in Belle Chasse, La. During the quarter, the Alliance refinery yield consisted primarily of intermediates rather than finished products, further reducing refining margins relative to the market indicator. The refinery is completing final startup activity and is expected to return to normal operations shortly.
    The company also made significant progress toward expanding its European refining presence by completing the acquisition of the Wilhelmshaven, Germany, refinery. A deep conversion project is planned for the refinery to expand its production of more valuable light-end products, such as gasoline and distillate.

    Corporate

    The company's debt balance at the end of the first quarter was approximately $32.2 billion, while the cash balance was approximately $3 billion. Corporate expenses are expected to be higher than the previous quarter. The weighted-average diluted shares outstanding during the first quarter is expected to be 1,404 million shares, while diluted shares outstanding at quarter end are estimated to be 1,680 million shares. The March-ending debt balance and shares outstanding include the acquisition of Burlington Resources Inc.

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are about ConocoPhillips' main business segments: exploration and production, refining and marketing, midstream and chemicals. There also are forward-looking statements; ConocoPhillips' expected crude oil, natural gas and natural gas liquids production and prices; expected exploration expenses; weighted worldwide refining margins; worldwide marketing margins; refinery utilization rates; turnaround costs; balance sheet debt level; and average diluted shares outstanding. These statements are based on activity from operations for the first two months of the first quarter of 2006 and include estimated results for March, and as such are preliminary and are estimates. All of the forward-looking data is therefore subject to change. Actual results, which will be reported in the company's earnings release for the first quarter of 2006 on April 26, 2006, may differ materially from the estimates given in this update.
    Where in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters, as set forth in the company's filings with the Securities and Exchange Commission, that could cause the stated expectation or belief to differ materially from that stated in this update. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. The company uses certain terms in this release, such as "includes Syncrude" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company's Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 800-SEC-0330.



    CONTACT: ConocoPhillips